Filed Pursuant to Rule 433
Registration Statement No. 333-138705
April 19, 2007

Increase your ownership in

Verizon Communications

common stock

Consider Dividend Reinvestment through Verizon Direct Invest

You can reinvest your dividends and increase your ownership in Verizon Communications common stock by enrolling in Direct Invest, our Direct Stock Purchase and Share Ownership Plan. This will enable you to:

•	Automatically reinvest all or a portion of your dividends in Verizon Communications common stock.

•	Make additional investments by authorizing automatic deductions of $50 or more from your U.S. bank account each month.

•	Take advantage of Verizon Communications safekeeping of stock certificates at no charge.

•	Access your account online to review activity, make additional purchases and manage your investment.

For more information, go to

www.computershare.com/verizon. You can also call 1-800-631-2355 and request the Plan enrollment information. You will be required to pay certain fees, as described in the prospectus, to participate in the Plan.

eTree

The eTree program is an initiative by Computershare, Verizon Communications’ transfer agent, with American Forests to encourage shareholders to receive their shareholder communications electronically.

By registering for electronic delivery with eTree, Verizon Communications will plant a tree on your behalf to support revegetation and reforestation projects managed by American Forests.

To register simply go to www.etree.com/verizon.

If you have any questions, please contact us at 1-800-631-2355. You may also view your accounts online through Investor Centre at www.computershare.com/verizon.

Verizon Communications Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Verizon has filed with the SEC for more complete information about Verizon and this offering. You may get these documents free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, to receive a prospectus and enrollment form, call 1-800-631-2355 or visit Verizon’s web site at www.verizon.com/investor.